QUARTERLY EARNINGS NEWS RELEASE

FOR RELEASE:	Contact:
Wednesday, October 22, 2003	In Puerto Rico:
Robert P. Schoene Phone: (787) 720-2638 In New York City:
Steven Anreder and Gary Fishman Phone: (212) 532-5252

ORIENTAL REPORTS A 17.2% INCREASE IN NET
INCOME FOR THE FIRST QUARTER OF FISCAL 2004

San Juan, Puerto Rico, October 22, 2003 — Oriental Financial Group Inc. (NYSE: OFG), a financial holding company specializing in banking and financial services, today reported a 17.2 percent increase in net income for the first fiscal quarter ended on September 30, 2003. Net income for the quarter rose to $13.6 million, compared with $11.6 million for the corresponding period last year. Earnings per diluted share increased to $0.69 for the quarter, up 15.0 percent from $0.60 for the corresponding period last year.

Return on Equity (ROE), which remains among the highest within Oriental’s peer group, was 30.34 percent, compared to 31.10 percent in the similar year ago quarter, and Return on Assets (ROA) was 1.74 percent, compared to 1.84 percent. Shareholders’ equity rose to $205 million as of September 30, 2003, up 12.9 percent from $181.6 million as of September 30, 2002.

“Our core profit centers made important contributions to the increase in earnings for the quarter as we moved aggressively ahead with our strategic plan to diversify the asset mix in the immediate future by building interest income revenue sources, as well as non-interest revenue streams” said José E. Fernández, Chairman, President and Chief Executive Officer of Oriental.

“Oriental Financial is making a substantial investment in highly experienced people and advanced technology to achieve a better balance of revenues that will take Oriental to the next level of growth,” Mr. Fernández added. “Expansion of our banking and financial services divisions is a key component of our strategy of providing clients with a greater scope of services and products that, in an integrated manner, meets their total financial needs.”

Fees from mortgage banking, trust, investment brokerage and insurance services increased to $7.3 million, from $4.8 million a year earlier, up 52.9 percent, reflecting organic growth as well as the January 2003 acquisition of Caribbean Pension Consultants, Inc. (CPC), of Boca Raton, FL. Banking service revenues increased 11.6 percent, to $1.7 million, from $1.5 million, a year ago, benefiting from Oriental’s strategy of improving its mix of higher revenue and lower cost deposit products and an increased number of customers. As a result, these sources of core operating income amounted to $9.0 million in the first quarter of fiscal 2004, compared with $6.3 million in the corresponding year-ago quarter, an increase of 43.0 percent.

Net interest income after provision for loan losses amounted to $17.6 million for the first quarter of fiscal 2004, compared with $17.3 million for the same three months of fiscal 2003, an increase of 1.4 percent. The increase reflects Oriental’s effective management of assets and liabilities in an increasing rate environment, partially offset by repayments in August of some government mortgage- backed securities. The provision for loan losses was conservatively increased by $500,000 to cover an expanded secured commercial loan business. Actual net credit losses as a percentage of average loans decreased to 0.26 percent for the first quarter of fiscal 2004, compared with 0.38 percent, a year ago, a decrease of 31.6 percent.

Because of the higher rate environment, Oriental sold selected investments, primarily mortgage- backed securities, resulting in non-interest income of $4.0 million. Net gain and valuation of securities and derivative activities was $1.3 million in the same quarter of the previous year. Oriental does not anticipate that the first quarter’s level of sales activity will continue through the balance of the year.

Non-interest expenses amounted to $15.4 million for the fiscal quarter, up 19.8 percent from $12.8 million for the year-earlier quarter. The increase was the result of investments in human resources, new technology, marketing, and expansion of the current network of 23 branches. In September 2003, Oriental opened a new branch on the “Golden Mile” of Hato Rey’s financial district in San Juan, which incorporates the bank’s latest concepts in integrated customer service. Oriental plans to open 10 similar centers over the next five years as part of its strategic growth plan.

Total financial assets managed and owned reached $5.8 billion as of September 30, 2003 compared to $4.9 billion a year earlier, an increase of 18.7 percent. Trust assets managed grew by 21.8 percent to $1.6 billion as of September 30, 2003 from $1.3 billion a year earlier, due principally to the acquisition of CPC. Assets gathered by the investment broker/dealer subsidiary rose to more than $1 billion as of September 30, 2003, from $960 million as of September 30, 2002, up 7.9 percent. Group bank assets rose by 21 percent as of September 30, 2003 to $3.2 billion, compared to $2.6 billion as of September 30, 2002.

Investments increased 27.2 percent to $2.2 billion, while loans increased 10.9 percent to $684.2 million due to continued growth in mortgage originations. Bank deposits remained constant at approximately $1 billion at the end of the quarter, increasing 0.3 percent from the balance as of September 30, 2002.

“We are confident that Oriental’s concentration on core business growth and its careful expansion of the loan portfolio will contribute to further earnings growth for fiscal 2004,” Mr. Fernández said.

About Oriental Financial Group

Founded in 1964, Oriental is a financial holding company operating under U.S. banking regulations. Oriental provides comprehensive financial services to its clients throughout Puerto Rico and offers third party pension plan administration in the continental U.S. and Puerto Rico through its wholly- owned subsidiary, Caribbean Pension Consultants, Inc., which is headquartered in Boca Raton, Florida. The Group’s core businesses include a full range of consumer, commercial and mortgage banking services delivered through 23 financial centers, as well as financial planning, trust, insurance, investment brokerage and investment banking services. More information about the Group can be found at www.orientalonline.com.

This release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s businesses, including (without limitation): the effect of economic and market conditions, the level and volatility of interest rates and other considerations.

ORIENTAL FINANCIAL GROUP
Quarterly Financial Press Release Summary
(NYSE:OFG)

	QUARTER ENDED

	30-Sep-03	30-Sep-02%

EARNINGS (In thousands, except for share information):
Interest Income	$37,365	$37,714	-0.9%
Interest Expense	(8,452)	(19,548)	-5.6%

Net Interest Income	18,913	18,166	4.1%
Provision for Loan Losses	(1,340)	(840)	59.5%

Net interest income after provision for loan losses	17,573	17,326	1.4%
Non-Interest Income:
Banking service revenues	1,697	1,520	11.6%
Trust, mortgage banking activities, brokerage and insurance fees	7,310	4,780	52.9%

Subtotal	9,007	6,300	43.0%
Sale of Securities and Other Assets, Trading and Derivatives Activities	3,920	1,267	209.4%

Total Non-Interest Income	12,927	7,567	70.8%
Non-Interest Expenses:
Total compensation and benefits	(6,055)	(4,642)	30.4%
Other non-interest expenses	(9,326)	(8,194)	13.8%

Total Non-Interest Expenses	(15,381)	(12,836)	19.8%
Income before income taxes	15,119	12,057	25.4%
Provision for Income Taxes	(1,560)	(483)	223.0%

Net Income	13,559	11,574	17.2%
Less Preferred Stock Dividends	(597)	(597)	0.0%

NET INCOME APPLICABLE TO COMMON SHARES	$12,962	$10,977	18.1%

INCOME PER SHARE (1):
Basic	$0.73	$0.64	14.1%
Diluted	$0.69	$0.60	15.0%
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (1):
Average Shares Outstanding	17,681	17,222	2.7%
Average Shares Equivalents	1,014	1,115	-9.1%

TOTAL	18,695	18,337	2.0%

Trust Assets Managed	$1,633,922	$1,341,455	21.8%
Broker-Dealer Assets Gathered	1,035,666	960,267	7.9%

Total Assets Managed	2,669,588	2,301,722	16.0%
Group Bank Assets	3,152,920	2,605,285	21.0%

TOTAL FINANCIAL ASSETS MANAGED AND OWNED	$5,822,508	$4,907,007	18.7%

Investments	$2,235,713	$1,757,406	27.2%
Loans (including loans held-for-sale), net	684,241	617,114	10.9%

INTEREST-EARNING ASSETS	$2,919,954	$2,374,520	23.0%

Deposits	$1,006,708	$1,003,732	0.3%
Borrowings	1,834,081	1,266,964	44.8%

INTEREST-BEARING LIABILITIES	$2,840,789	$2,270,696	25.1%

STOCKHOLDERS’ EQUITY	$205,023	$181,648	12.9%
SELECTED FINANCIAL DATA:
BOOK VALUE PER COMMON SHARE	$7.68	$8.60	-10.7%
TOTAL OUTSTANDING COMMON SHARES (In thousands) (1)	17,843	17,223	3.6%
FINANCIAL RATIOS:
Return on Assets	1.74%	1.84%	-5.4%
Return on Equity	30.34%	31.10%	-2.4%
Efficiency Ratio	55.09%	52.47%	5.0%
Tier I Leverage Capital Ratio	10.08%	8.08%	24.8%

(1)	Adjusted to reflect stock splits and stock dividends, when applicable.